FOR IMMEDIATE RELEASE	CONTACT: RICK ANDRE
May 9, 2006	(818) 704-3750

21ST CENTURY INSURANCE NAMES FINANCIAL VETERAN AS
CHIEF FINANCIAL OFFICER

Woodland Hills, CA - Bruce W. Marlow, President and CEO of 21st Century Insurance (NYSE:TW), announced today the appointment of Steven P. Erwin as Senior Vice President and Chief Financial Officer for the company.

Before joining 21st Century Insurance, Erwin served as Executive Vice President and CFO of U.S. Bancorp and, most recently, Health Net Inc. Earlier in his career, he was Treasurer for BayBanks, Inc. and Senior Vice President, CFO and Treasurer for Old National Bancorporation, and served on the audit staff at Coopers & Lybrand.

“Steve’s experience in the CFO role is an important addition to the management team. His broader financial services perspective and his commitment to staff development will be greatly appreciated.” Marlow said.

21st Century Insurance recently announced its entry into Pennsylvania, Florida and Georgia, with plans to enter three additional states later this year.

At Health Net, Erwin was a key member of an executive team credited with a highly successful turnaround of the company. Erwin received his Executive MBA from the University of Washington and a bachelor of science in Accounting and Finance from California State University, Los Angeles.

"This is an exciting time to be joining 21st Century Insurance,” Erwin said. “21st is poised to become a national player in the auto insurance market, and I’m looking forward to being part of the senior management team.”

About 21st: Good people to call
Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the company insures over 1.5 million vehicles in California, Texas, Illinois and seven other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish both on the phone and on the Web. 21st Century Insurance Company, 21st Century Casualty Company and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.